Exhibit 99.1

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com
LODGENET REPORTS RESULTS FOR THIRD QUARTER 2010
— Free Cash Flow of $15.3 Million —
— Operating Income up 28.5% —
— Final Covenant Step Down Achieved —
     SIOUX FALLS, SD, October 20, 2010 — LodgeNet Interactive Corporation (Nasdaq:LNET) today reported quarterly revenue of $113.8 million compared to $121.1 million in the third quarter of 2009. Net loss attributable to common stockholders was $(3.1) million or $(0.12) per share (basic and diluted) for the third quarter of 2010 compared to a net loss attributable to common stockholders of $(6.6) million or $(0.30) per share (basic and diluted) for the third quarter of 2009. LodgeNet also reported $15.3 million in free cash flow(1) for the current quarter and $80.0 million for the trailing twelve months compared to $16.1 million and $61.8 million for the prior periods, respectively. For the quarter, the Company achieved a leverage ratio of 3.40 times on a net debt(2) basis versus a covenant of 3.50 times.
The following financial highlights are in thousands, except per share data:

	Three Months Ended September 30,
	2010	2009

Total revenue	$113,794	$121,122
Income from operations	6,804	5,294
Net loss	(1,674)	(4,982)
Net loss attributable to common stockholders	(3,111)	(6,627)
Net loss per common share (basic and diluted)	$(0.12)	$(0.30)
Adjusted Operating Cash Flow(3)	$27,893	$30,039
Average shares outstanding (basic and diluted)	25,022	22,459

(1)	Free Cash Flow, a non-GAAP measure, is defined by the Company as cash provided by operating activities less cash used for investing activities, including growth related capital.

(2)	Net Debt, a non-GAAP measure, is defined by the Company as total outstanding debt less cash on the balance sheet.

(3)	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation, restructuring and reorganization expenses and debt issuance costs.

LodgeNet Q3 2010 Earnings 2-2-2-2
     “We continue to make significant progress in executing our strategic initiatives and improving our bottom line performance,” said Scott C. Petersen, LodgeNet Chairman and CEO. “We are benefiting from our revenue diversification efforts and ongoing cost controls, as well as the deleveraging of our balance sheet. In the quarter, we recorded significant revenue growth in every service line with the exception of Guest Entertainment. Our revenue diversification initiatives delivered 12.9% more revenue per room this year versus last and now comprise 43.0% of total revenue. Our expanded array of technology solutions for the Hospitality and Healthcare markets are clearly gaining ground and we see considerable opportunity for additional revenue and profitability growth related to all of these solutions.”
Strategic highlights for Q3 2010 include:
•	Expanded Revenue from Strategic Growth Initiatives: Revenue per room up 12.9% vs. prior year — currently 43.0% of total revenue

•	Continued Strong Performance in High Definition Rooms: Revenue per room 60.0% higher than analog rooms in the third quarter

•	Generated Substantial Free Cash Flow: $15.3 million for the quarter; and $80.0 million trailing twelve months

•	Improved Bottom Line Performance: Operating Income up 28.5%; and a per-share improvement of 60.0% vs. last year

•	Increased Gross Margins: Total Gross Margin of 43.5%, up 60 basis points over prior quarter, driven by improvements in Guest Entertainment, Hotel Services, System Sales & Other, and Advertising Services

•	Reduced Net Debt: $382.3 million, down $13.8 million in the quarter. Debt reduced by $216.7 million since the beginning of 2008

•	Achieved Final Covenant Step Down: Net debt leverage ratio of 3.40x versus the final covenant stepdown of 3.50x

•	Reduced Average Capital per HD Upgrade: Cost per room reduced by 22.8% to $186 compared to prior year
     “While our Guest Entertainment revenue decreased over the prior year, that revenue was flat on a per-room basis as compared to the second quarter of this year,” continued Petersen. “We believe Guest Entertainment revenues this year are being significantly impacted by a lackluster slate of titles this year over last, a continuing conservative consumer buying pattern, and a low penetration of HDTV systems across our installed base. We are focused on accelerating the installation of our HD systems as hotels increase their purchase of digital televisions since the revenue generated from the digital quality experience within our installed HD rooms is nearly 60% higher than our analog rooms. In addition, we have numerous initiatives underway focused on maximizing the revenue generated in all of our rooms. Some of these opportunities include credit card payment options for the guest, direct access to our interactive menu upon television turn-on, and tiered pricing structures.”
     “Our third quarter results show considerable progress on our revenue diversification efforts. Revenue from new service lines grew 12.9% on a per-room basis while significantly expanding their gross margins,” said Frank P. Elsenbast, senior vice president and chief financial officer. “Advertising services improved its gross margin from 9.2% last year to 42.1% in the current quarter driven by 40% revenue growth and reductions to its cost structure. Hotel services revenue per room is up over 9%, driven by growth in High Definition TV Programming. In Healthcare, revenue improved by over 90% versus last year. While down versus prior year, our Guest Entertainment footprint of 1.7 million hotel rooms provides the scale, cash flow and technology to drive the growth of these new service lines.
     “We continue to manage expenses conservatively and delever the company during this sustained economic downturn,” continued Elsenbast. “We lowered our leverage ratio to 3.40 times on a net debt basis this quarter, as we achieved the final covenant stepdown in our loan agreement. Looking forward, we are prepared to increase our capital investment levels in support of the rollout of High Definition TV by our best hotel customers. These investments provide strong financial returns to LodgeNet and are an essential upgrade that many of our hotel partners are planning as they enter 2011.”
RESULTS FROM OPERATIONS
THREE MONTHS ENDED SEPTEMBER 30, 2010 VERSUS
THREE MONTHS ENDED SEPTEMBER 30, 2009
     Total revenue for the third quarter of 2010 was $113.8 million, a decrease of $7.3 million or 6.1%, compared to the same period of 2009. The decrease in revenue resulted from reductions in Guest Entertainment revenue largely offset by increases in revenue from all of our other service lines, including System Sales and Related Services, Hotel Services, Healthcare and Advertising Services.
     Hospitality and Advertising revenue, which includes Guest Entertainment, Hotel Services, System Sales and Advertising Services, decreased $8.5 million or 7.0%, to $111.5 million for the third quarter of 2010 as compared to $120.0 million for the prior year quarter. Average monthly Hospitality and Advertising revenue per room was $21.55 for the third quarter of 2010, a decrease of 2.0% as compared to $22.00 per room in the third quarter of 2009.

LodgeNet Q3 2010 Earnings 3-3-3-3
     Guest Entertainment revenue, which includes on-demand entertainment from movies, television episodes, games and music, declined $11.5 million to $64.8 million in the third quarter of 2010 versus the third quarter of 2009. The decline in Guest Entertainment revenue resulted from a 5.1% reduction in the average number of rooms served over the prior year period, primarily as a result of the Company’s decision not to renew certain low performing property contracts, and a 10.6% reduction in revenue on a per installed room basis. The decline in per room revenue resulted from less popular Hollywood content this year as compared to last year; continued conservative consumer buying patterns and a low penetration of High Definition services across our 1.7 million Guest Entertainment rooms. Our top ten theatrical titles generated $3.3 million less revenue this quarter vs. prior year. This reduction accounts for approximately 30% of the revenue decline experienced by Guest Entertainment this quarter.
     Hotel Services revenue, which includes recurring revenue from hotels for television programming and broadband Internet service and support, increased $1.3 million or 3.8%, to $34.0 million in the third quarter of 2010 versus $32.7 million for the third quarter of 2009. On a per-room basis, monthly Hotel Services revenue for the third quarter of 2010 increased 9.3% to $6.56 compared to $6.00 for the third quarter of 2009. Monthly television programming revenue per room increased 9.1% to $5.97 for the third quarter of 2010 as compared to $5.47 for the third quarter of 2009. This increase resulted primarily from higher priced programming packages purchased by hotels as they installed high definition television systems and changes to other TV programming services and products.
     System Sales and Related Services revenue, including sales of TV programming equipment, broadband Internet equipment, HDTV installations and other services to hotels, increased $1.3 million or 14.3%, to $10.5 million during the third quarter of 2010 compared to $9.2 million in the third quarter of 2009. The increase primarily resulted from a large HDTV equipment conversion project in this year’s quarter, partially offset by reductions in our broadband equipment sales.
     The Hotel Networks (“THN”), our advertising services subsidiary, generated revenue of $2.2 million, an increase of 32.4% compared to the $1.7 million generated in the third quarter of 2009. This increase was driven primarily by an increase in channel leasing revenue.
     Healthcare revenue, which includes the sale of interactive systems and services to Healthcare facilities, increased 94.5% or $1.1 million to $2.3 million for the third quarter of 2010 compared to $1.2 million in the prior year quarter. During the quarter, we installed 563 beds and one facility compared to 270 beds and one facility and provided significant professional installation services to another major hospital, compared to installing 270 beds at one facility during the prior year period. We have eight healthcare contracts with more than 2,200 beds in our backlog currently awaiting installation.
     Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) decreased 7.1% or $4.9 million, to $64.3 million in the third quarter of 2010 as compared to $69.2 million in the third quarter of 2009. The decrease in total direct costs was primarily due to decreased hotel commissions and content royalties of $5.3 million, which vary with revenue. Advertising Services also experienced lower fixed costs this year due to lower satellite distribution and content costs. Partially offsetting the reductions was an increase in incremental TV programming costs of $0.3 million, which vary with the increased revenue and the services provided. These changes increased gross margins to 43.5% in the quarter compared to 42.9% for the same period of last year.
     System Operations expenses decreased $0.2 million or 1.6%, to $10.7 million in the third quarter of 2010 as compared to $10.9 million in the third quarter of 2009. The decrease resulted from the continued management of our operating expenses. As a percentage of revenue, System Operations expenses were 9.4% this quarter as compared to 9.0% in the third quarter of 2009. Per average installed room, System Operations expenses were $2.06 per room per month compared to $1.99 in the prior year quarter.
     Selling, General and Administrative (SG&A) expenses increased $0.5 million or 4.2%, to $11.8 million in the current quarter as compared to $11.3 million in the third quarter of 2009. The increase resulted primarily from debt issuance costs of $0.5 million related to financing options which were explored in the third quarter. Excluding these non-operating costs, Operating Expenses for the quarter of $11.3 million were flat to last year and the prior quarter.
     Depreciation and amortization expenses decreased $4.1 million, or 16.9% to $20.1 million in the third quarter of 2010 as compared to $24.2 million in the third quarter of 2009. The decline was due to assets becoming fully depreciated and the reduction in capital investments levels over the past two years. As a percentage of revenue, total depreciation and amortization expenses were 17.7% in the third quarter of 2010 versus 20.0% in the third quarter of 2009.
     As a result of factors described above, operating income increased 28.5% or $1.5 million, to $6.8 million in the third quarter of 2010 as compared to $5.3 million in the third quarter of 2009. Adjusted Operating Cash Flow (AOCF), a non-GAAP measure which we define as operating income exclusive of depreciation, amortization, share-based compensation, restructuring expenses and debt issuance costs, was $27.9 million for the third quarter of 2010 as compared to $30.0 million in the third quarter of 2009.

LodgeNet Q3 2010 Earnings 4-4-4-4
     Interest expense was $8.1 million in the third quarter of 2010 versus $9.5 million in the third quarter of 2009. The decrease resulted primarily from the change in long-term debt at the end of the period, which decreased to $390.5 million during the third quarter of 2010 from $496.0 million at the end of the third quarter of 2009. The average interest rate during the third quarter of 2010 was 7.5% versus 7.1% for the third quarter 2009.
     Net loss attributable to common stockholders was $(3.1) million for the third quarter of 2010, a 53.1% improvement compared to a net loss attributable to common stockholders of $(6.6) million in the prior year quarter. Net loss per share attributable to common stockholders was $(0.12) for the third quarter of 2010 (basic and diluted), a 60.0% improvement compared to the net loss per share attributable to common stockholders of $(0.30) (basic and diluted) in the third quarter of 2009.
     For the third quarter of 2010, cash provided by operating activities was $20.0 million, a 2.8% decrease as compared to $20.6 million in the third quarter of 2009. Cash used for property and equipment additions was $4.7 million during the third quarter of 2010 compared to $4.5 million in the third quarter of 2009. In the quarter, we made debt repayments in the amount of $14.4 million. Additionally, we used $1.4 million of cash for preferred stock dividends in the third quarter of 2010. The leverage ratio at the end of this quarter, calculated on a net debt basis, was 3.40 times versus the covenant of 3.50 times. Cash as of September 30, 2010 was $8.1 million.
     The Company installed 1,854 new rooms and converted 5,640 rooms to our High Definition platform in the third quarter of 2010 as compared to 4,641 new rooms and 6,487 converted rooms during the third quarter of 2009. The average investment per newly-installed HD room decreased to $206 per room during the third quarter of 2010, compared to $339 per room during the full year of 2009. Factors contributing to the 39.2%, or $133 per room reduction, included declining component and overhead costs during the third quarter of 2010 compared to the full year of 2009. The average investment per converted HD room decreased by 22.8% to $186 during the third quarter of 2010, compared to $241 during 2009, due to the same general factors noted above.
Outlook
     For the fourth quarter of 2010, LodgeNet expects to report revenue in the range of $108.0 million to $112.0 million. This guidance reflects a 5% to 10% decline in Guest Entertainment revenue on a per room basis, and strengthening revenues from our diversification efforts with Healthcare, Advertising Services and System Sales, which are expected to continue delivering strong double digit sales growth over the prior year. Additionally, we expect Adjusted Operating Cash Flow to be in a range from $24.0 million to $27.0 million and Net Income (Loss) per common share in a range from $(0.24) to $(0.16).
The Company will also host a teleconference to discuss its results October 26th, 2010, at 11:00 A.M. Eastern Time. A live webcast of the teleconference will also be available and can be accessed on the LodgeNet website at www.lodgenet.com. The webcast will be archived on the LodgeNet website for one month. Additionally, the Company has posted slides at its website under the For Investors, Company Presentations section, which will be referenced during the conference call.
Special Note Regarding the Use of Non-GAAP Financial Information
To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use adjusted operating cash flow, free cash flow, and net debt, which are non-GAAP measures derived from results based on GAAP. The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for, results prepared in accordance with GAAP. Adjusted operating cash flow is a non-GAAP measure which we define as operating income (loss) exclusive of depreciation, amortization, share-based compensation, restructuring and integration and reorganization. Free Cash Flow, a non-GAAP measure, is defined by the Company as cash provided by operating activities less cash used for investing activities, including growth related capital. Net debt is our total outstanding debt less our cash. These non-GAAP measures are key liquidity indicators but should not be construed as an alternative to GAAP measures or as a measure of our profitability or performance. We provide information about these measures because we believe it is a useful way for us, and our investors, to measure our ability to satisfy cash needs, including one-time charges such as restructuring, reorganization or integration, interest payments on our debt, taxes and capital expenditures. In addition, net debt provides an indication of our ability to remain in compliance with financial covenants. Our method of computing these measures may not be comparable to other similarly titled measures of other companies.

LodgeNet Q3 2010 Earnings 5-5-5-5
About LodgeNet Interactive
LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses. LodgeNet Interactive serves approximately 1.8 million hotel rooms worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
Special Note Regarding Forward-Looking Statement
Certain statements in this press release constitute “forward-looking statements.” When used in this press release, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments including, without limitation, those related to our fourth quarter 2010 guidance, including revenue, adjusted operating cash flow, and net loss per common share, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the effects of economic conditions, including general financial conditions; the economic condition of the lodging industry, which can be particularly affected the financial conditions referenced above, as well as by high gas prices, levels of unemployment, consumer confidence, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming availability, timeliness, quality and costs; technological developments by competitors; developmental costs, difficulties and delays; relationships with customers and property owners, in particular as we reduce capital investment; the availability of capital to finance growth; compliance with credit facility covenants; the impact of governmental regulations; potential effects of litigation; risks of diversification into new products, services, or markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. For any of the foregoing reasons, our guidance and our actual financial results may not meet our expectations. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
LodgeNet is a registered trademark of LodgeNet Interactive Corporation. All rights reserved. Other names and brands may be claimed as the property of others.
(See attached financial and operational tables)

LodgeNet Q3 2010 Earnings 6-6-6-6
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	September 30,	December 31,
	2010	2009

Assets
Current assets:
Cash	$8,110	$17,011
Accounts receivable, net	53,369	51,706
Other current assets	10,917	9,189

Total current assets	72,396	77,906

Property and equipment, net	165,662	206,663
Debt issuance costs, net	4,127	6,005
Intangible assets, net	100,572	106,041
Goodwill	100,081	100,081
Other assets	12,043	11,658

Total assets	$454,881	$508,354

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$59,466	$40,040
Current maturities of long-term debt	5,046	6,101
Accrued expenses	19,764	19,137
Deferred revenue	18,146	17,531

Total current liabilities	102,422	82,809

Long-term debt	385,406	463,845
Other long-term liabilities	21,495	32,687

Total liabilities	509,323	579,341

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized; Series B cumulative perpetual convertible, 10%, 57,500 issued and outstanding at September 30, 2010 and December 31, 2009, respectively (liquidation preference of $1,000 per share or $57,500,000 total)	1	1
Common stock, $.01 par value, 50,000,000 shares authorized; 25,088,414 and 22,537,664 shares outstanding at September 30, 2010 and December 31, 2009, respectively	252	225
Additional paid-in capital	389,939	379,223
Accumulated deficit	(433,532)	(426,211)
Accumulated other comprehensive loss	(11,102)	(24,225)

Total stockholders’ deficiency	(54,442)	(70,987)

Total liabilities and stockholders’ deficiency	$454,881	$508,354

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q3 2010 Earnings 6-6-6-6
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Hospitality and Advertising Services	$111,524	$119,955	$338,681	$365,329
Healthcare	2,270	1,167	6,236	5,867

Total revenues	113,794	121,122	344,917	371,196

Direct costs and operating expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Hospitality and Advertising Services	63,180	68,644	190,622	207,307
Healthcare	1,100	563	3,170	2,953
Operating expenses:
System operations	10,674	10,852	31,816	32,194
Selling, general and administrative	11,797	11,324	36,226	33,847
Depreciation and amortization	20,141	24,228	63,238	77,590
Restructuring charge	101	128	343	311
Other operating (income) expense	(3)	89	2	(86)

Total direct costs and operating expenses	106,990	115,828	325,417	354,116

Income from operations	6,804	5,294	19,500	17,080

Other income and (expenses):
Interest expense	(8,120)	(9,521)	(25,515)	(29,214)
Gain on extinguishment of debt	—	—	—	9,292
Loss on early retirement of debt	(137)	(683)	(898)	(1,224)
Other income	5	166	232	486

Loss before income taxes	(1,448)	(4,744)	(6,681)	(3,580)
Provision for income taxes	(226)	(238)	(640)	(657)

Net loss	(1,674)	(4,982)	(7,321)	(4,237)
Preferred stock dividends	(1,437)	(1,645)	(4,312)	(1,677)

Net loss attributable to common stockholders	$(3,111)	$(6,627)	$(11,633)	$(5,914)

Net loss per common share (basic and diluted)	$(0.12)	$(0.30)	$(0.48)	$(0.26)

Weighted average shares outstanding (basic and diluted)	25,022,118	22,458,587	24,263,536	22,431,867

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q3 2010 Earnings 8-8-8-8
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Nine Months Ended September 30,
	2010	2009
Operating activities:
Net loss	$(7,321)	$(4,237)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	63,238	77,590
Gain on extinguishment of debt (non-cash)	—	(9,292)
Unrealized loss on derivative instruments	1,688	412
Loss on early retirement of debt	898	1,224
Share-based compensation and restricted stock	1,348	1,331
Other, net	265	(675)
Change in operating assets and liabilities:
Accounts receivable, net	(1,564)	3,998
Other current assets	(1,906)	13
Accounts payable	19,668	(1,270)
Accrued expenses and deferred revenue	662	(5,364)
Other	(1,838)	(2,005)

Net cash provided by operating activities	75,138	61,725

Investing activities:
Property and equipment additions	(13,703)	(15,441)

Net cash used for investing activities	(13,703)	(15,441)

Financing activities:
Repayment of long-term debt	(83,740)	(63,768)
Payment of capital lease obligations	(804)	(1,148)
Borrowings on revolving credit facility	25,000	—
Repayments of revolving credit facility	(25,000)	—
Purchase of long-term debt	—	(23,685)
Proceeds from investment in long-term debt	4,889	3,814
Proceeds from issuance of common stock, net of offering costs	13,658	—
Proceeds from issuance of preferred stock, net of offering costs	—	53,696
Payment of dividends to preferred shareholders	(4,312)	—
Exercise of stock options	49	—

Net cash used for financing activities	(70,260)	(31,091)

Effect of exchange rates on cash	(76)	109

(Decrease) increase in cash	(8,901)	15,302
Cash at beginning of period	17,011	10,800

Cash at end of period	$8,110	$26,102

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q3 2010 Earnings 8-8-8-8
LodgeNet Interactive Corporation and Subsidiaries
Supplemental Data

	3rd Qtr ’10	2nd Qtr ’10	1st Qtr ’10	4th Qtr ’09	3rd Qtr ’09
Room Base Statistics
Total Rooms Served (1)	1,852,161	1,888,287	1,911,842	1,909,323	1,934,229
Total Guest Entertainment Rooms (2)	1,706,884	1,738,311	1,764,363	1,779,979	1,807,933
Total HD Rooms (3)	254,233	246,739	239,984	231,588	221,633
Percent of Total Guest Entertainment Rooms	14.9%	14.2%	13.6%	13.0%	12.3%
Total Television Programming (FTG) Rooms (4)	1,051,264	1,070,081	1,083,837	1,087,860	1,095,719
Percent of Total Guest Entertainment Rooms	61.6%	61.6%	61.4%	61.1%	60.6%
Total Broadband Internet Rooms (5)	185,153	195,294	200,139	201,936	206,914
Percent of Total Rooms Served	10.0%	10.3%	10.5%	10.6%	10.7%

Revenue Per Room Statistics (per month)

Hospitality and Advertising Services
Guest Entertainment	$12.53	$12.54	$12.99	$12.61	$14.01
Hotel Services	6.56	6.48	6.48	6.05	6.00
System Sales and Related Services	2.04	1.71	1.80	1.66	1.69
Advertising Services	0.42	0.49	0.44	0.33	0.30

Total Hospitality and Advertising Services	21.55	21.22	21.71	20.65	22.00
Based on average Guest Entertainment rooms

Summary Operating Results
(Dollar amounts in thousands)

Hospitality and Advertising Services Revenue:
Guest Entertainment	$64,833	$65,963	$69,082	$67,979	$76,369
Hotel Services	33,951	34,125	34,486	32,596	32,699
System Sales and Related Services	10,546	8,986	9,591	8,955	9,230
Advertising Services	2,194	2,584	2,340	1,799	1,657

Total Hospitality and Advertising Services	111,524	111,658	115,499	111,329	119,955
Healthcare	2,270	1,413	2,553	1,967	1,167

Total Revenue	$113,794	$113,071	$118,052	$113,296	$121,122
Adjusted Operating Cash Flow (6)	$27,893	$27,873	$29,122	$28,016	$30,039

Reconciliation of Adjusted Operating Cash Flow to Income From Operations
(Dollar amounts in thousands)

Adjusted Operating Cash Flow	$27,893	$27,873	$29,122	$28,016	$30,039
Depreciation and Amortization	(18,191)	(18,975)	(19,954)	(20,483)	(21,992)
Amortization of Acquired Intangibles	(1,950)	(1,950)	(2,219)	(2,236)	(2,236)
Share Based Compensation and Restricted Stock	(389)	(648)	(312)	(394)	(389)
Restructuring Charge	(101)	(239)	(3)	(292)	(128)
Debt Issuance Costs	(458)	—	—	—	—

Income From Operations	$6,804	$6,061	$6,634	$4,611	$5,294

[1]	Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.

[2]	Guest Entertainment rooms, of which 87% are digital, receive one or more Guest Entertainment Services such as movies, video games, music or other interactive services.

[3]	HD rooms are equipped with high-definition capabilities.

[4]	Television programming (FTG) rooms receiving basic or premium television programming.

[5]	Represents rooms receiving high-speed Internet service included in total rooms served.

[6]	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Income (Loss) From Operations exclusive of depreciation, amortization, share-based compensation, restructuring and reorganization expenses and debt issuance costs.